EXHIBIT 99.1


Harvey Electronics, Inc. Announces Agreement to Acquire Myer-Emco Inc. of Washington, DC Tuesday May 8, 8:30 am ET

Acquisition Vaults Combined Company Into Leading High End Custom Installation Business from New York to Washington, DC

     LYNDHURST, N.J.--(BUSINESS WIRE)--Harvey Electronics, Inc. (NASDAQ Capital Market symbol: HRVE) announced today that it has agreed to acquire Myer-Emco, Inc., the Mid-Atlantic region's leading high-end retailer and custom installer of audio video systems. The addition of MyerEmco's 10 locations in Washington,
D. C. and its suburbs will more than double the size of Harvey. The closing of the transaction is subject to financing and other customary contingencies.



Andy Stackpole, Chairman of Harvey Electronics and Managing Partner of private equity firm Trinity Investment Partners LLC, commented, "MyerEmco AudioVideo has a long history of profitability, growth, and customer satisfaction. The combination of our two businesses will create the premier high-end custom installer and retailer in the Northeast Corridor. This region is among the most affluent in the nation, stretching from Northern Virginia to the Eastern and Northern suburbs of New York City. With the addition of MyerEmco AudioVideo, Harvey will be uniquely positioned to exploit the tremendous opportunities for growth and profitability in the most important markets for high-end consumer electronics and services. It would be difficult to conceive of two more complementary businesses."


     "Both of our companies are committed to the idea that differentiation within our upscale customer base comes from exceptional service and the ability to deliver the promise of the newest, most exciting technologies into their homes. This combination creates a company with over 120 years of experience doing just that. Moreover, the Harvey and MyerEmco brands are among the most highly regarded and long established names in the industry. Our strong brand identities, high-quality retail locations, and premium custom installation capabilities will enable the company to provide an even stronger and more differentiated offering to customers versus both "Big Box" and independent custom installation competitors."


     "Fundamentally, both of our businesses are built upon the strength of our people. MyerEmco is one of the very few organizations in the country that shares this same level of excellence with Harvey. In this regard, we are pleased that Gary Yacoubian, President and COO of MyerEmco, will be taking this same role at the combined company. In his 19 years at MyerEmco, Gary has done an incredible job of building it into the country's best high-end consumer electronics retailer and custom installer."


     Mr. Yacoubian commented, "Combining the two leading retailers/custom installers in the country's most attractive markets for high-end consumer electronics is a powerful competitive strategy. I do not believe there is another company in our industry that has the combination of brands, market positioning or people that we will have. Harvey and MyerEmco operate in such similar ways; it is almost like we have always been one company."


     "A key aspect of my role in the new business will be to ensure that we are sharing our best practices across the organization. This is a tremendously exciting time to be in the high-end audio video business as new technologies are coming on-stream every day that create demand for our products and services by seamlessly bringing together digital entertainment and technology. No one will be better positioned to meet this demand than Harvey and MyerEmco."

     Harvey Electronics is a leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the New York metropolitan area. The Company operates nine locations; in Manhattan at Fifth Avenue and 45th St, inside ABC Carpet and Home and a Bang & Olufsen showroom at 927 Broadway near Union Square. In New Jersey, in Eatontown, Bridgewater and Paramus; in Greenwich Connecticut and on the North Shore of Long Island in Greenvale/Roslyn.


     New York Magazine named Harvey "Best in New York in 2007" the best place to buy home theater in New York. Audio Video International, a well-respected trade publication, had named Harvey Electronics a national "Top Ten Retailer of the Year", seven years in a row.


     MyerEmco is a privately owned retailer and custom installer based in the Washington, D.C. suburbs. MyerEmco has been in business for over 50 years and has ten locations in some of the most upscale sections of Virginia and Maryland. The company has a strong track record of delivering exceptional service to its customers and growth and profitability to its owners. In 1978 and almost every year since, MyerEmco AudioVideo has been named to AudioVideo International magazine's "Retailer of the Year" award, including receiving the prestigious "Top Ten" award nearly all of the last ten years."


Contact:
Harvey Electronics
Martin McClanan, 201-842-0078 ext. 2501
Interim CEO
or
MyerEmco AudioVideo
Gary Yacoubian, 301-921-1614
President and COO



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